Exhibit 3.3
THE COMPANIES LAW, 5759-1999
A COMPANY LIMITED BY SHARES
Articles of Association of
Voltaire Ltd.
GENERAL PROVISIONS
 1. Interpretation.
1.1.	In these Articles, unless the context otherwise requires, the following terms shall have the meaning set forth below:

“Articles”	the Articles of Association of the Company, as shall be in force from time to time.

“Board of Directors”	the Company’s Board of Directors.

“Company”	Voltaire Ltd.

“Companies Law”	the Israeli Companies Law 5759 — 1999, as may be amended from time to time, and the regulations promulgated thereunder.

“Companies Ordinance”	the Israeli Companies Ordinance (New Version), 1983, as may be amended from time to time, and the regulations promulgated thereunder.

“Director”	A member of the Board of Directors.

“Distribution”	As defined in the Companies Law.

“Office Holder”	As defined in the Companies Law (“Nose Misra”).

“Ordinary Resolution”	A resolution in a General Meeting that is approved by more than fifty percent (50%) of the voting power represented at the meeting and voted therein (excluding abstentions).

“Special Resolution”	A resolution in a General Meeting that is approved by at least seventy five percent (75%) of the voting power represented at the meeting and voted therein (excluding abstentions).
1.2.	Unless the subject or the context otherwise requires: words and expressions not specifically defined herein and defined in the Companies Law or, if not defined in the Companies Law and if applicable, as defined in the Companies Ordinance, in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the meanings therein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate. The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.3.	Any Article in these Articles which provides for an arrangement which differs in whole or in part from any provision in the Companies Law or the Companies Ordinance, as the case may be, which can be stipulated against, amended or added to, in whole or with regard to specific matters or within specific limitations, in accordance with any law, shall be considered a stipulation against the provision of the Companies Law or the Companies Ordinance, as the case may be, even if the actual stipulation is not specified in the said Article, and even if it is expressly stated in the Article (in whatever form) that the effectiveness of the Article is subject to the provisions of any law. In the event of a contradiction between any Article and the provisions of any law that may not be stipulated against, amended or added to, the provisions of the said law shall prevail, provided that nothing thereby shall nullify or impair the effectiveness of these Articles or any other Article therein.
1.4.	In interpreting any Article or examining its effectiveness, the interpretation shall be given to that Article which is most likely to achieve its purpose as appearing therefrom or as appearing from the other Articles included within these Articles.
2.	Public Company; Limitation of Liability.
2.1.	The Company is a public company as such term is defined in the Companies Law.

2.2.	The liability of the each of the Company’s shareholders is limited to the payment of the nominal value of the shares in the Company held by such shareholder and which remains unpaid, and only to that amount. If the Company’s share capital shall include at any time shares without a nominal value, the liability of a shareholder in respect of such shares shall be limited to the payment of up to NIS 0.01 for each such share held by it and which remains unpaid, and only to that amount.
3.	Object and Purpose of the Company.
3.1.	The object and purpose of the Company shall be as set forth in the Company’s Memorandum of Association, as the same shall be amended from time to time in accordance with applicable law.

3.2.	The Company may make contributions of reasonable amounts to worthy causes, as the Board of Directors may determine in its discretion, even if such contributions are not made on the basis of business considerations.
SHARE CAPITAL
4.	Share Capital.

The authorized share capital of the Company is 2,000,000 New Israeli Shekels divided into 200,000,000 Ordinary Shares, each having a nominal value of NIS0.01 (the “Ordinary Shares”).

5.	Increase of Share Capital.

The Company may, from time to time, by an Ordinary Resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its authorized share capital by the creation of new authorized shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences and be subject to such restrictions, as such resolution shall provide. Except to the extent otherwise provided in such resolution, such newly-authorized shares shall be subject to all the provisions of these Articles applicable to the shares of such class included in the existing share capital.

6.	Rights of the Ordinary Shares.
6.1.	The Ordinary Shares confer upon the holders thereof all rights accruing to a shareholder of a Company, as provided in these Articles, including, inter alia, the right to receive notices of, and to attend meetings of shareholders; for each share held, the right to one vote at all meetings of shareholders; and to share equally, on a per share basis, in such Distributions as may be declared by the Board of Directors in accordance with these Articles and the Companies Law, and upon liquidation or dissolution of the Company, in the assets of the Company legally available for distribution to shareholders after payment of all debts and other liabilities of the Company, in accordance with the terms of these Articles and applicable law. All Ordinary Shares rank pari passu in all respects with each other.
6.2.	(i) If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, by a resolution passed by the holders of a majority of the voting power of shares of such class present and voting at a separate Class Meeting of the holders of the shares of such class; and

(ii) Unless otherwise provided by these Articles, the rights attached to a class of shares shall not be deemed for purposes of this Article 6 to be modified or abrogated by: (i) an increase or decrease of the authorized number of shares of such class of shares or of any other existing class of shares; (ii) the issuance of additional shares of such class of shares or of any other existing class of shares; or (iii) the creation of a new class of shares and the issuance of shares thereof.
7.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital.
7.1.	Subject to the provisions of these Articles and applicable law, the Company may, from time to time, by an Ordinary Resolution:
7.1.1.	consolidate all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

7.1.2.	subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

7.1.3.	cancel any authorized shares not yet issued, provided that the Company has made no commitment, including a conditional commitment, to issue such shares; or

7.1.4.	reduce its share capital in any manner, subject to any authorization or consent required by applicable law.
7.2.	With respect to any consolidation of shares and any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:
7.2.1.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

7.2.2.	to the extent as may be permitted under the Companies Law, redeem or purchase such shares or fractional shares sufficient to preclude or remove fractional shareholdings;

7.2.3.	cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 7.2.3.
SHARES
8.	Allotment of Shares and other Securities.

Subject to the Companies Law and these Articles: (a) the unissued shares from time to time shall be under the control of the Board of Directors, which shall have the power to offer or allot such shares or otherwise dispose of them to such persons, for cash, or for such other consideration that is not cash, with such restrictions and conditions, in excess of their nominal value, at their nominal value, or at a discount to their nominal value and/or with payment of commission, and at such times, as the Board of Directors shall deem appropriate, and (b) the Board of Directors shall have the power to cause the Company to grant to any person the option or right to acquire from the Company any shares, in each case on such terms as the Board of Directors shall deem appropriate.

Subject to the Companies Law and these Articles, the Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of Distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, provided that such issuance shall not infringe on any other provision of these Articles or any special rights previously granted to a shareholder to the extent such rights are still in effect.

9.	Issuance of Share Certificates; Replacement of Lost Certificates.
9.1.	Share certificates, when issued, shall be issued under the seal, stamp or printed name of the Company and shall bear the signatures (including by facsimile) of two Directors, or of any other person or persons authorized thereto by the Board of Directors.

9.2.	Each shareholder shall be entitled to one or more numbered certificates for all shares of any class registered in his name. Each certificate may specify the serial numbers of shares represented thereby.

9.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership and the Company shall not be obligated to issue more than one certificate to all the joint holders.

9.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may deem fit.
10.	Registered Holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.
11.	Payment in Installments.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the person(s) then entitled thereto.

12.	Calls on Shares.
12.1.	The Board of Directors may, from time to time, make such calls as it may deem fit upon holders of shares in respect of any sum unpaid in respect of shares held by such holders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each of such holders shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors in the notice referred to below, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

12.2.	Notice of any call shall be given in writing to the holder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such holder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

12.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, then such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

12.4.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate as the Board of Directors may prescribe (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

12.5.	The Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

12.6.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.
13.	Prepayment.

With the approval of the Board of Directors, any holder of shares may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 13 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.
14.	Forfeiture and Surrender.
14.1.	If any holder fails to pay any amount payable in respect of a call, or interest thereon as provided for in these Articles, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

14.2.	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such holder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days, unless otherwise stated in the terms of issuance of the forfeited shares) and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall estop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

14.3.	Without derogating from Articles 14.1 and 14.2 hereof, whenever shares are forfeited as herein provided, all Distributions declared prior to such forfeiture in respect of such shares and not actually paid shall be deemed to have been forfeited at the same time.

14.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share. A surrendered share shall be treated as if it had been forfeited.

14.5.	Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles and the Companies Law, may be sold, re-allotted or otherwise disposed of as the Board of Directors deems fit.

14.6.	Any shareholder whose shares have been forfeited or surrendered shall cease to be a holder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 12.4 above, and the Board of Directors, in its discretion, may enforce the payment of such moneys or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the holder in question (but not yet due) in respect of all shares owned by such holder, solely or jointly with another.

14.7.	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall estop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 14.
15.	Lien.
15.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each holder that were not paid up in full (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the shares. Such lien shall extend to all Distributions from time to time declared or made in respect of such shares.

15.2.	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt or obligation has matured, in such manner as the Board of Directors may deem fit, but no such sale shall be made unless such debt or obligation has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such holder, his executors or administrators.

15.3.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debt or obligation of such holder, or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the holder, his executors, administrators or assigns, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.
16.	Sale after Forfeiture or Surrender or in Enforcement of Lien.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

17.	Redeemable Shares.

The Company may, subject to applicable law, by resolution of the Board of Directors, issue redeemable securities and determine the terms of their redemption and the provisions of the Companies Law shall apply to the issue of such securities. The Board of Directors shall determine which redeemable securities shall be redeemed, from time to time, in accordance with the terms of the issuance of such securities.
TRANSFER OF SHARES
18.	Effectiveness and Registration.
18.1.	No transfer of shares shall be registered unless a proper instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors) signed by both the transferor and the transferee has been submitted to the Company or its transfer agent, together with any share certificate(s) or such other evidence of title as the Board of Directors may reasonably require, provided that the Board may approve other methods for recognizing transfer of shares, taking into account the manner of trading of the Company’s shares. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors may, from time to time, prescribe a fee for the registration of a transfer.
18.2.	The instrument of transfer of shares shall be in writing and shall be substantially in the following form or in any other form satisfactory to the Board of Directors:

I, , of (the “Transferor”), hereby transfer to of (the “Transferee”), shares of Voltaire Ltd., nominal value each, to be held by the said Transferee and/or its executors, administrators and assignees, upon all of the terms and conditions subject to which the Transferor held such shares, and the said Transferee does hereby agree to take such shares subject to the above terms and conditions.

IN WITNESS WHEREOF the Transferor and the Transferee have executed this instrument this ___day of , 20___.

Transferor	Transferee
18.3.	The Board of Directors may, in its discretion, refuse to register the transfer of share which was not fully paid up.

18.4.	Registered transfer instruments shall remain with the Company, but any transfer instrument, which the Board of Directors refused to register, shall be returned to the transferor upon demand.
TRANSMISSION OF SHARES
19.	Decedents’ Shares.
19.1.	Upon the death of a shareholder, in case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 19.2 have been effectively invoked. In case of a share registered in the names of two or more holders, each holder thereof shall be entitled to transfer their rights in such share(s).

19.2.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a holder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.
20.	Receivers and Liquidators.
20.1.	The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

20.2.	The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.
RECORD DATE FOR NOTICES OF GENERAL MEETINGS AND OTHER ACTION
21.	Record Date for General Meetings.

Notwithstanding any provision to the contrary in these Articles, for the determination of the holders entitled to receive notice of and to participate in and vote at a General Meeting, or to express consent to or dissent from any corporate action in writing, or to exercise any rights in respect of shares of the Company (other than with respect to Distribution as detailed in Article 22 below), the Board of Directors may fix, in advance, a record date, which, subject to and except as otherwise permitted by any applicable law, shall not be earlier than forty (40) days prior to the date of the General Meeting or other action, as the case may be, nor later than four (4) days prior to the date of the General Meeting or other action, as the case may be, or such longer periods as may be required pursuant to the Companies Law. No persons other than holders of record of voting shares as of such record date shall be entitled to notice of and to participate in and vote at such General Meeting, or to exercise such other right, as the case may be. A determination of holders of record with respect to a General Meeting shall apply to any adjournment of such meeting, provided that the Board of Directors may fix a new record date for an adjourned meeting.

22.	Record Date for Distributions.
22.1.	Subject to the applicable law, the person entitled to receive payment of any dividend or other distribution or allotment of any rights, shall be the holder of record of shares of the Company that are entitled to distribution of dividends on the date upon which it was resolved to distribute the dividends or at such later date as shall be provided in the resolution in question.

22.2.	The transfer of shares shall not entitle the transferee to a dividend or any other monies payable by the Company on account of ownership of shares that was agreed upon after said transfer, but before its registration with the Company, as required by these Articles and any applicable law.
GENERAL MEETINGS
23.	Annual General Meeting.

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place as may be determined by the Board of Directors.

24.	Special Meetings.

All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, whenever it deems fit, convene a Special General Meeting at such time and place as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

25.	Class Meetings.

The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a class of shares of the Company (herein “Class Meetings”); provided, however, that the requisite quorum at any such Class Meeting shall be at least two shareholders, present in person or by proxy, and holding together shares representing not less than 25% of the voting power of the issued shares of such class.

26.	Notice of General Meetings.
26.1.	To the extent permitted by applicable law, the Company is not required to deliver a personal notice of General Meetings to each holder of record of the Company’s Shares.

26.2.	Subject to these Articles and to the applicable law and regulations, including the applicable laws and regulations of any stock market or over-the-counter market on which the Company’s shares are listed, the Company shall provide to those who are entitled to participate in a General Meeting or publish a written notice not less than twenty-one (21) days prior to any General Meeting.
PROCEEDINGS AT GENERAL MEETINGS
27.	Quorum.
27.1.	Two or more shareholders (not in default in payment of any sum referred to in Article 12 hereof), present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the resolution is voted upon.

27.2.	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved, but shall stand adjourned to the same day at the same time the following week (the “Deferred General Meeting”), and the Company shall not be obligated to give notice to the shareholders of the Deferred General Meeting, or to such other date and time, if so specified in the notice of the General Meeting. In the Deferred General Meeting, all matters for which the General Meeting was summoned shall be discussed, provided at least two shareholders (not in default in payment of any sum referred to in Article 12 hereof), are present in person or by proxy and hold shares conferring in the aggregate at least ten percent (10%) of the voting power of the Company (subject to applicable law, rules and regulations).
28.	Chairperson.

The Chairperson, if any, of the Board of Directors shall preside as chairperson at every General Meeting of the Company, or any other person appointed by the Board of Directors for such purpose. If there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as chairperson, then the directors present by a simple majority may elect one of the directors present as the chairperson, and if the directors present shall not do so, then the shareholders present shall choose someone of the shareholders present to be chairperson. The office of chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such chairperson to vote as a holder of voting shares or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

29.	Adoption of Resolutions at General Meetings.

29.1.	Unless otherwise specified in these Articles or as otherwise required by applicable law, all matters brought to vote in a General Meeting, including without limitation the amendment of these Articles, shall be deemed adopted if approved by an Ordinary Resolution. In the event of a tie-vote the proposed resolution shall be rejected.

29.2.	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the voting on a proposed resolution or immediately after the declaration by the chairperson of the meeting of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot was demanded.

29.3.	A declaration by the chairperson of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.
30.	Power to Adjourn.

The chairperson of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting, the discussion or the decision in a matter that was on the agenda from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called and with respect to which no resolution was adopted.

31.	Voting Power.

Subject to the provisions of Article 32 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

32.	Voting Rights.
32.1.	Unless otherwise decided by the Board, a shareholder shall not be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), with respect to shares for which all calls and other sums then payable by him have not been paid.

32.2.	A company or other corporate body being a shareholder of the Company may authorize any person to be its representative at any General Meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the chairperson of the meeting, written evidence of such authorization (in form acceptable to the chairperson) shall be delivered to him.

32.3.	Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 32.2.

32.4.	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

32.5.	Minors and legally incompetent persons shall only be allowed to vote through their legal guardian, and any such guardian may vote as a proxy.

32.6.	The Board of Directors may determine, in its discretion, the matters, if any, that may be voted upon at the meeting by a proxy card in addition to the matters listed in Section 87(a) of the Companies Law.
PROXIES
33.	Instrument of Appointment.
33.1.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I (Name of Shareholder) of (Address of Shareholder) being a shareholder of Voltaire Ltd. hereby appoint as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___day of , 20___and at any adjournment(s) thereof.

Signed this ___day of , 20___.

(Signature of Appointer)”
or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal, stamp or printed name or the hand of its duly authorized agent(s) or attorney(s).

33.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office, or at its principal place of business, or at the office of its registrar and/or transfer agent or at such place as the Board of Directors may specify) not less than two (2) hours before the time fixed for the meeting, at which the person named in the instrument proposes to vote, or presented to the chairperson of the meeting at such meeting. Delivery of an instrument appointing a proxy shall not preclude a shareholder from attending and voting in person in the meeting, unless the instrument is irrevocable by its terms.

33.3.	The Board of Directors may cause the Company to send, by mail or otherwise, instruments of proxy to shareholders for use at any General Meeting.

33.4.	Any shareholder who holds more than one share shall be entitled to appoint a proxy with respect to all or some of its shares or appoint more than one proxy, provided that the instrument appointing a proxy shall include the number and class of shares with respect to which it was issued.

34.	Effect of Death of Appointer or Revocation of Appointment.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing holder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notice of such death, revocation or transfer shall have been received by the Company or by the chairperson of the meeting before such vote is cast and provided, further, that the appointing holder, if present in person at said meeting, may revoke the appointment by means of a written or oral notification to the chairperson, or otherwise.
BOARD OF DIRECTORS
35.	Powers of Board of Directors.
35.1.	General. The Board of Directors shall have all powers and responsibilities allocated to the Board of Directors by the Companies Law and these Articles, including setting the Company’s policies and supervising the execution of the powers and responsibilities of the General Manager of the Company. The Board of Directors may execute any power of the Company that is not specifically allocated by applicable law or by these Articles to another organ of the Company.

35.2.	Borrowing Power. Subject to the terms of these Articles, the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

35.3.	Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time deem fit.
36.	Exercise of Powers of Directors.
36.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

36.2.	Except as otherwise specifically set forth in these Articles or as required by applicable law, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully voting thereon (as conclusively determined by the Chairperson of the Board of Directors). The Board of Directors may conduct a meeting by use of any means of communications, provided all persons participating in the meeting can hear each other at the same time. A resolution approved by use of means of communications as aforesaid shall be deemed to be a resolution lawfully adopted at a meeting of the Board of Directors. In the event of a tie-vote, the Chairperson of the Board of Directors shall not have casting vote on such matter, and the proposed resolution shall be rejected.

36.3.	A resolution in writing signed by all directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairperson of the Board of Directors) or to which all such directors have given their consent (by letter, facsimile, e-mail message or otherwise), shall be deemed to have been adopted by a meeting of the Board of Directors duly convened and held.

36.4.	A resolution without convening may be adopted by the Board of Directors, provided, however, that all directors then in office and lawfully entitled to vote thereon have given their consent not to convene for such resolution. If a resolution without convening, as aforementioned, had been adopted, the Chairperson of the Board of Directors shall provide and sign a written minutes of the resolutions adopted, including the resolution not to convene.
37.	Delegation of Powers.
37.1.	Committees of the Board of Directors:
37.1.1.	The Board of Directors may, subject to the provisions of the Companies Law and any other applicable law, delegate any of its powers to committees (“Committees of the Board of Directors”), and it may from time to time revoke such delegation or alter the composition of any such committee.

37.1.2.	The membership of each Committee of the Board of Directors shall comply with the requirements of the Companies Law.

37.1.3.	Subject to the provisions of the Companies Law and except as otherwise prescribed by the Board of Directors, any resolution by a Committee of the Board of Directors within its authority shall be binding as if it was adopted by the Board of Directors.

37.1.4.	A Committee of the Board of Directors shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.
37.2.	Without derogating from the powers and authorities of the Company’s General Manager to appoint and dismiss office holders, the Board of Directors may from time to time, subject to the provisions of the Companies Law, appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may deem fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it deems fit.

37.3.	Without derogating from the powers and authorities of the Company’s General Manager, the Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may deem fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
38.	Number of Directors.

Until otherwise determined by a Special Resolution of the Company’s shareholders, and as so determined, the Board of Directors shall consist of not less than five (5) nor more than nine (9) Directors, two of whom shall be Outside Directors (as such term is defined in the Companies Law). Any change to this Article 38 shall only be carried out by a resolution of the shareholders of the Company, adopted by the holders of securities representing at least 2/3 (two thirds) of the voting securities of the Company then outstanding.

39.	Election and Removal of Directors.
39.1.	Outside Directors shall serve on the Board according to the number required by law, will be appointed and removed pursuant to the law and shall be governed by the relevant provisions of the law which applies to such Outside Directors.

39.2.	All Directors, other than Outside Directors (who will be chosen and appointed, and whose term will expire, in accordance with applicable law), shall be appointed in accordance with the provisions of this Article 39.

39.3.	Subject to the provisions of Article 40, the members of the Board of Directors of the Company shall be elected by an Ordinary Resolution in a General Meeting, according to the following conditions:
39.3.1.	The Directors of the Company (other than the Outside Directors) shall be divided into three classes, designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible as determined by the Board of Directors, of one-third of the total number of directors constituting the entire Board of Directors (excluding the Outside Directors). The above-described term of office of the Class I Directors shall expire at the first Annual General Meeting ensuing next after the division into Classes; the above-described term of office of the Class II Directors shall expire at the second Annual General Meeting ensuing after the division into Classes; and the above-described term of office of the Class III Directors shall expire at the third Annual General Meeting ensuing after the division into Classes.

39.3.2.	At each Annual General Meeting, election or re-election of Directors following the expiration of the term of office of the Directors of a certain Class, will be for a term of office that expires on the third Annual General Meeting following such election or re-election, such that from 2007 and forward, each year the term of office of only one Class of Directors will expire (i.e., the term of office of Class I will initially expire at the Annual Meetings held in 2008). A Director shall hold office until the Annual General Meeting for the year in which his or her term expires, subject to Article 41 below.

39.3.3.	Upon a change in the number of Directors (other than as a result of a vacancy), in accordance with the provisions of these Articles, any increase or decrease shall be apportioned among the Classes so as to maintain the number of Directors in each Class as nearly equal as possible. The removal of any Director, other than in accordance with Article 41 below, shall only be carried out by a Special Resolution.

39.3.4.	Any change to this Article 39.3 shall only be carried out by a resolution of the shareholders of the Company, adopted by the holders of securities representing at least 2/3 (two thirds) of the voting securities of the Company then outstanding.
39.4.	Subject to applicable law, any Director whose term of service as Director has expired, shall be eligible for re-election as a Director. Candidates for directorships to be elected by the Annual General Meeting shall be nominated either by the Board of Directors or by a Committee of the Board of Directors authorized by the Board of Directors subject to the provisions of the Companies Law and other applicable law. Any change to this Article 39.4 shall only be carried out by a resolution of the shareholders of the Company, adopted by the holders of securities representing at least 2/3 (two thirds) of the voting securities of the Company then outstanding.

39.5.	Any Director shall assume his position as Director on the date of his election to the Board of Directors, unless a later date has been designated in the resolution appointing such Director.
40.	Continuing Directors in the Event of Vacancies.
40.1.	Any vacancy in the Board of Directors, however occurring (including vacancy existing on the date of adoption of these Articles by reason that less than nine (9) directors are serving on the date of such adoption, but excluding two seats reserved for Outside Directors and any vacancy created with respect to an Outside Director), may be filled by a vote of a simple majority of the Directors then in office, even if less than quorum, provided that the total number of directors shall not exceed nine (9). A Director elected to fill a vacancy shall be elected to hold office until the next Annual General Meeting or until a Special General Meeting is convened in order to fill such vacancy, and may be removed from the Board of Directors by a vote of simple majority of the Directors then in office before such Annual General Meeting or Special General Meeting has convened. The Director elected by such next Annual General Meeting or Special General Meeting, as applicable, with respect the vacancy shall be considered as a member of the class in which such vacancy was created. Any change to this Article 40.1 shall only be carried out by a resolution of the shareholders of the Company, adopted by the holders of securities representing at least 2/3 (two thirds) of the voting securities of the Company then outstanding.

40.2.	If the position of one or more Directors is vacated, the continuing Directors shall be entitled to act in every matter so long as their number is not less than the statutory minimum number required at the time. If, at any time, their number decreases below said statutory minimum number, the Directors will not be entitled to act except in an emergency, and they may fill vacant positions on the Board of Directors pursuant to

Article 40.1 herein or call a General Meeting of the Company for the purpose of electing Directors to fill any vacancies.
41.	Vacation of Office.
41.1.	The office of a Director shall be vacated, ipso facto, in accordance with the provision of the Companies Law, and upon the occurrence of any of the following: (i) such Director’s death, (ii) such Director becomes legally incompetent, (iii) if such Director is an individual, such Director is declared bankrupt, (iv) if such Director is a corporate entity, upon its winding-up or liquidation, whether voluntary or involuntary; (v) if such Director is prohibited by applicable law or listing requirements from serving as a Director of the Company.

41.2.	The office of a Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.
42.	Remuneration of Directors.

Subject to the provisions of applicable law, a Director may be paid remuneration by the Company for his services as a director to the extent that the remuneration shall have been approved in accordance with applicable law.

43.	Conflict of Interests.

Subject to the provisions of any applicable law, the Company may enter into any contract or otherwise transact any business with any Office Holder in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly. The Board of Directors shall be entitled to delegate its approval power under Section 271 of the Companies Law to a Committee of the Board, and the power of such committee shall be regarded as another method of approval within the meaning of Section 271 of the Companies Law.
PROCEEDINGS OF THE BOARD OF DIRECTORS
44.	Meetings.
44.1.	The Board of Directors may meet and adjourn its meetings according to the Company’s needs but at least once in every three (3) months, and otherwise regulate such meetings and proceedings as the Directors think fit. The Board may meet by telephone conference call or other communication equipment so long as each director participating in such call can hear, and be heard by, each other director participating in such call. The directors participating in this manner shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly.

44.2.	Notice of meeting of the Board of Directors shall be given to each Director at the last address that the Director provided to the Company, or via facsimile or e-mail message or other means of written or electronic communication. Unless otherwise determined by the Board of Directors, the notice shall be given at least forty-eight (48) hours prior to the time fixed for the meeting (provided that under extraordinary circumstances, as determined by the Chairperson of the Board of Directors, the Chairperson of the Board of Directors, with the consent of the majority of the other directors then in office, may call a meeting upon a shorter notice) and shall specify the place and time where the meeting shall take place, as well as a reasonable account of the agenda to be discussed at such meeting.

44.3.	Failure to deliver a notice to a Director in the manner required herein may be waived (in advance or retroactively) by such director and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is so waived by all Directors entitled to participate at such meeting and to notice was not duly given. The presence of a Director at any such meeting shall be deemed due receipt or prior notice or a waiver of any such notice requirement by such Director.

44.4.	The Chairperson of the Board of Directors may convene a meeting of the Board of Directors at any time he so chooses, and shall convene such a meeting in accordance with the provisions of Section 98 of the Companies Law.

44.5.	Anything to the contrary notwithstanding, the Board of Directors may convene without any prior notice, contingent upon the approval thereon of all members of the Board of Directors.
45.	Quorum.
45.1.	Unless otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person, or by conference call or similar communications equipment (by means of which all persons participating in the meeting can hear each other at the same time) of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairperson of the Board of Directors), but shall not be less than two (2).

45.2.	If within half an hour (or within such longer time as the chairperson of the meeting may decide) from the time appointed for the meeting, a quorum is not present, the Board of Directors meeting shall stand adjourned to the time and place determined by the chairperson of the meeting, provided that a notice of at least 24 hours is given to the Directors of such adjourned meeting. The requisite quorum at an adjourned meeting of the Board of Directors shall be those Directors who are present at such meeting, but not less than two (2). The only business to be considered at an adjourned meeting of the Board of Directors shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present.
46.	Chairperson of the Board of Directors.

The Board of Directors may from time to time elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint another in its place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present may choose one of their number to be the chairperson of such meeting.

47.	Validity of Acts Despite Defects.

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.
GENERAL MANAGER
48.	Subject to applicable law, the Board of Directors shall appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Managing Director, President, Chief Executive Officer, Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Subject to applicable law, such appointment(s) may be either for a fixed term or without any limitation of time subject to applicable law, and the Board of Directors may from time to time (subject to the provisions of the Companies Law and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

49.	The management and the operation of the Company’s affairs and business in accordance with the policies determined by the Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager as specified in the Companies Law. The Board of Directors may assume the authority granted to the General Manager, either with respect to a certain issue or for a certain period of time.
MINUTES
50.	Minutes.
50.1.	Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

50.2.	Any minutes as aforesaid, if purporting to be signed (i) by the chairperson of the meeting or by the chairperson of the next succeeding meeting with respect to a General Meeting; and (ii) by the Director who conducted the meeting of the Board of Director, shall constitute prima facie evidence of the matters recorded therein.
DISTRIBUTIONS
51.	Declaration and Payment of Distributions.
51.1.	Subject to the Companies Law, the Board of Directors may from time to time declare, and cause the Company to effect Distributions as may appear to the Board of Directors to be justified by the profits of the Company. Subject to the Companies Law and these Articles, the Board of Directors shall determine the time for payment of such Distributions, and the record date for determining the shareholders entitled thereto.

51.2.	The Board of Directors may deduct from any Distribution payable to any shareholder, whether said shareholder is the sole holder of the shares or a joint holder, in respect of a share any and all sums of money then payable by them, whether separately or jointly, to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever. The Board of Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien, and may apply the same in or toward the satisfaction of the debts, liabilities or engagement in respect of which the lien exists.
52.	Amount Payable by Way of Distribution.
52.1.	Any Distribution paid by the Company shall be allocated among the shareholders entitled thereto in proportion to the outstanding capital nominal value, on account of their respective holdings of the shares in respect of which such Distribution is being paid, without taking into consideration any premium that was paid with regard to such shares.

52.2.	Shares which are fully paid up or which are credited as fully or partially paid within any period which in respect thereof Distributions are paid shall entitle the holders thereof to a Distribution in proportion of the amount paid up or credited as paid up in respect of the nominal value of such shares and to the date of payment thereof (pro rata temporis).
53.	Interest.

No Distribution shall carry interest as against the Company.

54.	Unclaimed Distribution.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Board of Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

55.	Payment in Specie.

A Distribution may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

56.	Capitalization of Profits, Reserves.

Upon the resolution of the Board of Directors, the Company -
56.1.	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and

56.2.	may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.
57.	Implementation of Resolutions Concerning Distributions.

For the purpose of giving full effect to any resolution concerning any Distribution, and without derogating from the provisions of Article 7.2 hereof, and subject to applicable law, the Board of Directors may settle any difficulty which may arise in regard to the Distribution as it thinks expedient, and, in particular, may issue fractional shares, and may fix the value for Distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.
OUTSIDE AUDITORS
58.	Auditors.

The outside auditor(s) of the Company shall be appointed by resolution of the Company’s shareholders at the General Meeting and shall serve until its/their re-election, removal or replacement by subsequent resolution. The authorities, rights and duties of the outside auditor(s) of the Company, shall be regulated by the applicable law, provided, however, that the Board of Directors shall have the power and authority to fix the remuneration of the auditor(s).
BRANCH REGISTERS
59.	Branch Registers.

Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.
RIGHTS OF SIGNATURE
60.	Rights of Signature.

The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.
NOTICES
61.	Notices.
61.1.	Subject to applicable law, a notice or any other documents which the Company shall deliver and which it is entitled or required to give to a shareholder pursuant to the provisions of these Articles shall be delivered by the Company in any of the following manners as the Company may choose: in person, by mail, by fax or by electronic form. The notice or other document shall be delivered in accordance with the contact details of the respective shareholder as described in the Register of Shareholder or such other contact details as a shareholder may have designated in writing for the receipt of notices.

Any notice shall be deemed to have been served two (2) business days after it has been posted (seven (7) business days if sent internationally), or when actually received by the addressee if sooner. Notice sent by facsimile or electronic or other similar form shall be deemed to have been served twenty four (24) hours after being sent or when actually received by the addressee if sooner. A declaration in writing of person authorized therefore by the Company or an authorized person from the Company’s designated transfer agent stating that a notice was sent to a shareholder shall suffice as evidence of the same for the purposes of this Article. If a notice is, in fact, received by the addressee, then it shall be deemed to have been duly served, when received, notwithstanding it having been defectively addressed or failed in some other respect, to comply with the provisions of this Article 61.

61.2.	All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

61.3.	Any shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

61.4.	Notwithstanding anything to the contrary contained herein and subject to the provisions of the Companies Law, notice to a Shareholder may be served, as general notice to all Shareholders, in accordance with applicable rules and regulations of any stock exchange on which the Company’s shares are listed.

61.5.	Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

61.6.	The accidental omission to give notice of a meeting to any shareholder or the non-receipt of notice by any shareholder entitled to receive notice shall not invalidate the proceedings at any meeting or any resolution(s) adopted by such a meeting.

61.7.	Notwithstanding the foregoing and subject to any applicable law, in cases where it is necessary to give advance notice of a particular number of days or notice which shall remain in effect for a particular period, the day the notice was sent shall be excluded and the scheduled date of the meeting or the last date of the period shall be included in the count.
INSURANCE AND INDEMNITY
62.	Indemnity and Insurance.
62.1.	Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of any liability imposed on the Office Holder or incurred by him in respect of any act or omission or alleged act or omission (each, an “action”) performed by him in his capacity as an Office Holder, in respect of the following:
62.1.1.	any financial liability imposed on him or incurred by him in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court;

62.1.2.	reasonable litigation expenses, including without limitation attorneys’ fees and the fees and expenses of investigators, accountants and other experts, expended by the Office Holder or charged to him by court, (i) in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or (ii) in any criminal proceeding in which the Office Holder is acquitted, or (iii) in any criminal proceeding for an offense which does not require proof of criminal intent of which the Office Holder convicted; and

62.1.3.	reasonable litigation expenses, including without limitation attorneys’ fees and the fees and expenses of investigators, accountants and other experts, expended by an Office Holder as a result of an investigation or proceeding instituted against the Office Holder by an authority authorized to conduct such investigation or proceeding, which: (i) is Concluded Without The Filing Of An Indictment (as defined in the Companies Law) against the Office Holder and without the imposition on the an Office Holder of any Financial Obligation In Lieu of Criminal Proceedings (as defined in the Companies Law), or (ii) which is Concluded Without The Filing Of An Indictment against the Office Holder, but with the imposition on the Office Holder of a Financial Obligation In Lieu of Criminal Proceedings in respect of an offense that does not require proof of criminal intent.
The Company may undertake to indemnify an Office Holder as aforesaid, (i) prospectively, provided that a prospective undertaking under Article 62.1.1 is limited to events which in the opinion of the Board of Directors are foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or criteria determined by the Board of Directors as reasonable under the circumstances and such undertaking under Article 62.1.1 shall detail the abovementioned events and amount or criteria, and (ii) retroactively.

62.2.	Subject to the provisions of the Companies Law, the Company may release, in advance, an Office Holder from liability to the Company for damages which arise from breach of such Office Holder’s duty of care to the Company (as such term is defined under the Companies Law) other than with respect to liability arising out of a prohibited Distribution.

62.3.	Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act or omission or alleged act or omission performed in his capacity as an Office Holder, in respect of each of the following:
62.3.1.	A breach of his duty of care to the Company or to another person;

62.3.2.	A breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company; or

62.3.3.	A financial liability imposed on the Office Holder in favor of another person.
62.4.	The provisions of Articles 62.1 to 62.3 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board of Directors of the Company.

62.5.	In accordance with the Companies Law, Articles 62.1 to 62.3 shall not apply to (i) breach of the Office Holder’s fiduciary duty, other than with respect to indemnification and insurance as mentioned in Article 62.3.2, (ii) a breach of the Office Holder’s duty of care for the Company that was done intentionally or recklessly, other than a breach solely arising out of negligent conduct of the Office Holder; (iii) any act on behalf of the Office Holder that was intended to gain unlawful personal benefit, and (iv) any kind of fine or penalty that the Office Holder was made to pay.
LIQUIDATION
63.	Subject to applicable law and to the rights of shares with special rights upon liquidation, in the case of dissolution of the Company, either voluntary or involuntary, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the amount paid or credited as paid on the nominal value of their respective holdings of the shares in respect of which such distribution is made.